Exhibit 10.6
OFFICE /DISTRIBUTION BUILDING LEASE
THIS LEASE is made as of the 2 day of May, 1997, by and between the LANDLORD and TENANT identified below:

1.	INFORMATIONAL PROVISIONS AND DEFINITIONS
1.1.	LANDLORD’S NAME & MAILING ADDRESS:

CORPORATE CENTER DEVELOPERS, a Florida general partnership 4860 N.E. 12th Avenue Fort Lauderdale FL 33334

1.2.	[ILLEGIBLE] NAME & MAILING ADDRESS:

Home Diagnostics, Inc. 2300 N.W. 55th court Fort Lauderdale. FL 33309

1.3.	GUARANTOR(S)AND ADDRESS:

1.4.	BUILDING (Par. 10): As per Exhibit “A”

1.5.	DEMISED PREMISES (Par. 10 and as per Exhibit “A”) GROSS LEASABLE AREA
(Par. 6.4)(Approx.) 72,522 leasable square feet, which includes office space to be built out as per Exhibit “A”. Plans shall be mutually agreed on between Landlord and Tenant.
1.6.	TERM (Par. 3.5):
l.6.l. COMMENCEMENT DATE (Par. 3.1): (Approx.) 1st day of March, 1998.

l.6.2. INITIAL TERM (Par. 3.3): Ten (10) Years (plus partial 1st month if applicable).

l.6.3. RENEWAL TERM(S) (Par. 3.4): TWO RENEWAL TERM(S) of five years each.
1.7.	TENANT PAYMENTS (Par. 4):
l.7.l. MINIMUM RENT (Par. 5):

LEASE YEAR(S)	BASE MONTHLY RENT	Common Area (CAM)	MONTHLY INSTALLMENTS
1-12	$43.090.16	$16.196.58	$59.286.74
13-120	$43.090.16 plus	$16.196.58 plus	$59.286.74 plus annual CPI
	annual CPI increase	increase per	increase on Base Rent and
		Para. 1.7.3.	Actual on Common Expenses.
1.7.2. RENT FOR RENEWAL TERM(S) (Par. 5): Market Rate

1.7.3. Share of Common Expenses (Par. 6) Common area expenses and real estate taxes are estimated at $2.68 per square foot for year #1 of the Lease Term. Any increases in operating expenses after year #1 of the Lease Term shall be passed through to Tenant on a proportionate share basis.
1.8.	DEPOSITS (Par. 9):

Security Deposit:	*$	62.843.94	paid upon execution of Lease.

First Month Rent:		$62.843.94	paid upon plan approval, includes real estate taxes, base rent, CAM and sales tax.

TOTAL:		$125.687.88

*	Landlord shall credit Tenant with security deposit-currently being held on existing lease between Home Diagnostics. Inc. and Corporate Center Developers as a partial payment of security deposit on this Lease.
1.9.	PERMITTED USE (Par. 11): Office/Warehouse/Distribution

1.10.	EXHIBITS: The exhibits attached to the Lease are hereby incorporated hereby and made a part hereof.
Addendum
Exhibit “A” - Floor Plan
Exhibit “B” - Rules and Regulations

2. LEASE Landlord hereby leases the Demised Premises to Tenant, and Tenant hereby leases the Demised Premises from Landlord, upon the terms and conditions hereafter set forth.
3. TERM
     3.1. COMMENCEMENT DATE The Commencement Date of the Term will be date Landlord delivers possession of the Demised Premises to Tenant for Tenant’s sole and exclusive use. After the Commencement Date, upon written demand by Landlord, Tenant agrees to execute and deliver to Landlord a written document certifying the Commencement Date of this Lease.
     3.2. LEASE YEAR A “Lease Year” shall mean and refer to a period of 12 full calendar months. The first Lease Year shall commence on the Commencement Date and shall terminate on the last day of the month which is 12 full calendar months thereafter. The last lease Year shall end on the expiration of the Term or earlier terminations of this Lease.
     3.3. INITIAL TERM The Initial Term of this lease will be for the number of Lease Years set forth in Paragraph 1.6.2, beginning on the Commencement Date.
     3.4. RENEWAL TERMS Tenant is hereby given the right to the number of Renewal Term(s) set forth in Paragraph 1.6.3, if any. Each Renewal Term shall be for the number of years set forth in Paragraph 1.6.3 after the expiration of the Initial Term or the immediately preceding Renewal Term, if any. Tenant must exercise its right to any Renewal Term granted to it by delivering written notice of its election to exercise the Renewal Term to landlord at least six months prior to the expiration of the Initial Term or the then existing Renewal Term. However, it shall be a condition to Tenant’s right to any Renewal Term that Tenant not be in default when the Renewal Term is exercised or begins, and if Tenant is in default, then Tenant shall forfeit its right to the Renewal Term and any future Renewal Terms. All of the terms of this Lease pertaining to the Initial Term, except for the amount of Rent, shall automatically apply to any Renewal Term.
     3.5. TERM The “Term” of this Lease shall mean and refer to the Initial Term, and any Renewal Term(s) which are provided to and property exercised by Tenant, as hereinabove described.
4. TENANT PAYMENTS Throughout the Term, Tenant agrees to pay to Landlord, without any prior demand required therefor and without any setoffs or deductions whatsoever, the “Tenant Payments,” as provided in this Lease, which shall include the Rent. Common Expense Contribution, all applicable sales and use taxes, and any other monies which pursuant to the terms of this Lease are to be paid to Landlord by Tenant. If any Tenant Payment is not received by Landlord when it is due. Landlord shall have the right to charge Tenant a late fee equal to the greater of $25.00 or 3% of the Tenant Payment, plus interest at the highest lawful rate from and after the due date of the Tenant Payment until received by Landlord, which late fee and interest shall be paid by Tenant within ten (10) days after written demand by Landlord as an additional Tenant Payment. Any Tenant Payment which is paid by check will be subject to clearance, and if such check is not honored it shall be deemed as if never paid by Landlord.
5. RENT Throughout the Term. Tenant agrees to pay Landlord the Rent. All Rent shall be paid to Landlord in equal monthly installments, in advance, plus applicable sales and use taxes, on the first day of each and every calendar month throughout the Term. In the event the Commencement Date is other than the first day of a calendar month, the Rent installment for the remaining portion of the calendar month in which the Commencement Date falls shall be prorated on the basis of a thirty (30) day month and shall be paid on the Commencement Date. The Rent for each Lease Year of the Term will be that set forth in Paragraph 1.7.1 and 1.7.2 for the Lease Year. If no specific amount of Rent is set forth for any Lease Year(s) indicated in Paragraph 1.7.1 and 1.7.2, or if instead of a set amount of Rent the initials “C.P.I.” or a similar phrase or initials referring to a Consumer Price Index adjustment are inserted, then the Rent applicable to such Lease Year(s) shall be equal to the Rent applicable during the first Lease Year of the Term increased by the percentage increase in the Consumer Price Index as of three (3) months prior to the beginning of the Lease Year(s) for which the Consumer Price Index adjustment is to be made, as compared to the Consumer Price Index as of three (3) months prior to the Commencement Date. For these purposes, the Consumer Price Index to be utilized shall be that published by the Bureau of Labor Statistics of the U.S. Department of Labor, using the U.S. City Average, all Urban Consumers (1967 - 100). This Consumer Price Index adjustment shall be made for each Lease Year or group of Lease Years which are separately set forth in Paragraph 1.7.1 for which the adjustment is to be made as above determined. In the event the Consumer Price Index referred to above is no longer published, then a comparable index which measures inflationary factors, and the corresponding decrease in the purchasing power of the U.S. Dollar, shall be selected by Landlord and the Consumer Price Index adjustments shall be based upon such index. If a Consumer Price Index adjustment is to be made for any Lease Year(s), then Landlord shall notify Tenant in writing of the amount of the increased Rent for such Lease Year(s), and if Landlord fails to so notify Tenant prior to the commencement of such Lease Year. Tenant shall continue paying the previously applicable Rent installments until such time as Tenant is notified in writing of the appropriate increase in the Rent, and within thirty (30) days thereafter Tenant shall pay Landlord any deficiency in the Rent installments paid by Tenant prior to such notification. Notwithstanding the foregoing, in no event shall the Rent for any Lease Year for which a Consumer Price Index adjustment is applicable be less than the Rent for the immediately preceding Lease Year. In addition, and notwithstanding the foregoing, if Tenant exercises its right to any Renewal Term, Landlord reserves the right, by written notice to Tenant prior to the beginning of the Renewal Term, to increase the Rent during the Renewal Term to the prevailing Rent then being charged by Landlord for similar space, and in that event any Consumer Price Index increases for subsequent Lease Years will be based upon the percentage increase in the Consumer Price Index as of three months prior to the beginning of the Lease Year, as compared to the Consumer Price Index as of three months prior to the beginning of the Renewal Term.
6. COMMON EXPENSE CONTRIBUTION
     6.1. COMMON EXPENSE CONTRIBUTION As an additional Tenant Payment, Tenant shall pay to Landlord a Common Expense Contribution, which shall be a share of such excess Common Expenses, as hereafter determined. The “Common Expenses” include all costs and expenses incurred by Landlord in connection with the ownership, operation, maintenance and management of the Building, and in providing services to the tenants of the Building including, but not limited to the following:
          6.1.1. Landlord’s insurance including, but not limited to, liability, casualty, rent loss, workman’s compensation, and flood insurance.
          6.1.2. Cleaning, maintaining, repairing, replacing, and painting of the entire Building (except the portions of the Building to be maintained by the tenants of the Building) and all equipment serving the Building.
          6.1.3. All utilities for the Building and the cost of maintaining and repairing all utility lines and services, except for utilities for the Demised Premises paid directly by Tenant.
          6.1.4. The amortized cost of equipment and personal property of Landlord used in connection with the maintenance and operation of the Building and rent paid for leasing any such equipment and personal property, and the amortized cost of installation of capital investment items which are primarily for the purpose of reducing (or avoiding increases in) operating costs or which may be required by governmental authority. All such costs shall be amortized over the reasonable life of the capital investment items with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles and in no event to extend beyond the reasonable life of the Building.
          6.1.5. The wages and salaries of all employees engaged in the direct operation and maintenance of the Building, including all taxes, insurance and other expenses or benefits relating to such employees.
          6.1.6. All supplies and materials used in the operation and maintenance of the Building.
          6.1.7. Legal, accounting and management fees and expenses incurred with respect to the Building.
          6.1.8. All costs incurred in complying with any controlling governmental requirements.
     There shall be excluded from the foregoing Common Expenses only the following: the costs of initially constructing the Building: principal and/or interest payments made on any mortgage encumbering the Building: expenses which are for capital improvements and capital expenses as determined by Landlord’s accountant pursuant to generally accepted accounting principles and depreciation of the improvements constituting the Building, except pursuant to Paragraph 6.1.5. above: real estate broker’s commissions for leasing portions of the Building: and costs or expenses necessitated by the acts of any tenant, or any employee, agent or invitee of any tenant, to the extent Landlord is able to collect such costs and expenses from the responsible tenant. The foregoing list of Common Expenses shall not be deemed to impose any requirement that Landlord incur such expenses or provide such services to or on behalf of Tenant or in connection with the operation and maintenance of the Building.
     6.2. Amount Payable Tenant’s Common Expense Contribution shall be paid to Landlord monthly. On the first day of each and every calendar month throughout the Term, plus applicable sales taxes, on the basis of Landlord’s good faith estimate of the Common Expenses, which may be revised by Landlord from time to time and at any time, by written notice to Tenant at least ten (10) days prior to the due date of the next Common Expense Contribution. If the Commencement Date or the termination date of this Lease is a day other than the first day of a calendar month, the Common Expense Contribution payable by Tenant for the month in which the Commencement Date or termination date falls shall be appropriately prorated.

     6.3. Statements After the end of each calendar year. Landlord shall prepare and deliver to Tenant a statement of all Common Expenses actually incurred by Landlord for the prior calendar year. If the statement reflects Tenant underpaid its share of the actual Common Expenses for the calendar year, then within thirty (30) days after delivery of the statement Tenant shall pay any deficiency, and if the statement reflects that Tenant overpaid its share of actual Common Expenses for the calendar year, then within thirty (30) days after delivery of the statement Landlord shall refund the excess to Tenant or, at Landlord’s option, direct Tenant to deduct such excess from future Common Expense Contributions payable by Tenant. If this Lease commences or terminates in the middle of a calendar year. Tenant’s share of all Common Expenses for such calendar year shall be prorated based upon the number of days in the calendar year after the Commencement Date, or prior to the termination date, and without regard to when any particular Common Expense was actually incurred during the calendar year. If this Lease terminates in the middle of a calendar year, then as soon as Landlord is able to determine Tenant’s actual share of Common Expenses for the portion of the year prior to the termination of this Lease. Landlord shall refund to Tenant or apply against any other monies owed to Landlord any excess amount paid by Tenant.
     6.4. Determination of Tenant’s Responsibility Tenant’s share of the Common Expenses shall be equal to the ratio that the Gross Leasable Area of the Demised Premises bears to the entire Gross Leasable Area of the Building. The Gross Leasable Area of the Demised Premises, or any other Demised Premises within the Building, shall be the square feet of area within such Demised Premises plus a pro rata share of the Common Areas of the Building as determined by Landlord. Based upon the foregoing, Tenant’s initial share of the Common Expenses is set forth in Paragraph 1.7.3., but that share is subject to change upon written notice by Landlord based on the aforementioned formula.
7. TAXES AND ASSESSMENTS
     7.1 Taxes and Assessments Tenant shall be responsible for all real estate taxes, and for assessments charged by any governmental authority, or condominium or property owner’s association, against the Demised Premises during the Term. Such taxes and assessments for the first and last Lease Year will be prorated as of the commencement and termination dates of this Lease, preceding the Commencement Date and that portion of the year following the termination date. Landlord will forward to Tenant all tax bills which Tenant is required to pay and Tenant shall give Landlord evidence that the tax bills were paid no later than 30 days prior to the final date by which said taxes may be paid without becoming delinquent or in jeopardy or subject to penalty. In the alternative, Landlord may require Tenant to pay the amount of such taxes and assessments to Landlord, and as regards real estate taxes. Landlord may require Tenant to pay each month one twelfth (1/12) of the estimated taxes for the Demised Premises, and after the tax bill is issued Tenant shall pay any deficiency or Landlord shall refund to Tenant any excess taxes paid by Tenant. Notwithstanding the foregoing, in the event the taxes or assessments for the Demised Premises are assessed against the Building and are not separately assessed against the Demised Premises, then Landlord may include such taxes and assessments as part of Common Expenses.
     7.2. Personal Property Taxes Tenant shall pay, prior to delinquency, all taxes assessed or levied upon its business operation, and upon its leasehold interest, trade fixtures, furnishings, equipment, and personal property of any kind owned, installed or used by Tenant in, on or upon the Demised Premises, and all alterations, change and additions thereto.
     7.3. Sales Tax Tenant, and not Landlord, shall pay, when due and payable, the Florida State Sales Tax and any other sales or excise tax or assessment now or hereafter levied or assessed upon or against Tenant’s or Landlord’s interest in the Tenant Payments to be paid under this Lease.
8. UTILITIES
     8.1. Responsibility Tenant shall be responsible for obtaining, maintaining and paying for telephone and electrical utility service for the Demised Premises. Water and sewer service, and trash removal service, will be provided by Landlord as part of the Common Expenses. However, if Landlord determines in its sole discretion that Tenant uses more water and sewer service, or trash removal service than the other tenants of the Building. Landlord reserves the right to separately charge Tenant for such services, and reserves the right to charge Tenant for special trash removal service which may be required at any time if Tenant throws out unusual or extraordinary amounts of trash.
     8.2. Landlord shall not be liable for any disruption of any of the above referenced utility or other services for reasons beyond the control of Landlord.
9. RENT DEPOSIT Tenant has deposited with Landlord a security deposit (the “Deposit”) as set forth in Paragraph 1.8. The foregoing Deposit will be held by Landlord, without liability for interest, as security for the full and faithful performance by Tenant of each and every term, covenant and condition of this Lease on the part of Tenant to be observed and performed. If Tenant fails to perform any of the terms of this Lease, then Landlord may, at its option, and without prejudice to any other remedy which

Landlord may have on account thereof, appropriate and apply the entire Deposit, and any other monies of Tenant held by Landlord, or so much thereof as may be necessary to compensate Landlord toward the payment of any Tenant Payment then due from Tenant, or toward any loss, damage or expense sustained by Landlord resulting from such default on the part of Tenant, and in such event. Tenant shall forthwith, upon demand by Landlord, restore the Deposit to its original sum. In the event Tenant shall fully and faithfully comply with all of the terms, covenants and conditions of this lease and promptly pay all Tenant Payments as they fall due, the Deposit will be returned to Tenant promptly after the expiration of the Term and after Tenant vacates the Demised Premises, as herein required.
10. DEMISED PREMISES The “Demised Premises” constitute a portion of the office building constructed or to be constructed upon the property described in exhibit “A” attached hereto, which portion is identified on the floor plans attached to Exhibit “A” and is identified in Paragraph 1.5. As used in this Lease, the term “Building” means and refers to the office building, and all of the Common Areas as described in Paragraph 12 and in addition in the event the office building is part of a condominium which includes other buildings, then the term “Building” shall mean and refer to all of the buildings within the condominium. The boundaries of the Demised Premises are the interior unfinished surface of the structural ceiling, the interior unfinished surface of the floor, the center of interior walls and the unfinished outside surface of exterior walls. Tenant’s right to the use of the Demised Premises shall be subject to the rights of Landlord to install, maintain, use, repair and replace pipes, duct work, conduits, utility lines and wires through hung ceiling space, column space and partitions in or beneath the floor slab or above or below the Demised Premises and serving the Demised Premises or other parts of the Building.
11. USE OF PREMISES Tenant shall use the Demised Premises solely for the purpose specified in Paragraph 1.9. and shall not use or permit the Demised Premises to be used for any other purpose or purposes without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion.
12. COMMON AREAS
     12.1. The “Common Areas” (as initially constructed or as the same may at any time thereafter be enlarged or reduced) shall mean all areas, space, facilities, equipment, signs and special services from time to time made available by Landlord for the common and joint use and benefit of Landlord, Tenant and other tenants and occupants of the Building, and their respective employees, agents, subtenants, licensees, customers and invitees.
     12.2. Use of Common Areas Tenant and its employees and invitees are, except as otherwise specifically provided in this Lease, authorized and privileged during the Term to use the Common Areas for their respective intended purposes in common with other persons.
     12.3. Changes by Landlord Landlord shall have the right to determine the nature and extent of the Common Areas, and to make such additions, alterations, changes or deletions to the Common Areas as Landlord may determine from time to time or which may be required by any governmental authority.
     12.4. Parking Landlord reserves the right to assign particular parking spaces to any tenant, and in that event if Tenant, its employees, guests and invitees part their vehicles in any parking space assigned to any other tenant. Landlord shall have the right to tow such vehicles at the expense of Tenant.
13. RIGHTS RESERVED TO LANDLORD Landlord reserves the following rights with respect to the Demised Premises and the Building:
     13.1. Constantly to have keys to the Demised Premises, and Tenant shall not change the door locks on the entrance doors into or on any doors within the Demised Premises, or add any locks to such doors, without the prior written consent of Landlord.

     13.2. Upon notice to Tenant (except in situations of emergency where no notice shall be required), to enter the Demised Premises for inspections, repairs, alterations or additions to the Demised Premises, or when such entry is required in connection with the inspection, repair, alteration or addition to other portions of the Building.
     13.3. Upon notice to Tenant to exhibit the Demised Premises to others.
     13.4. To enter the Demised Premises for any purpose whatsoever related to the safety, protection, preservation or improvement of the Demised Premises or the Building without being deemed guilty of an eviction or disturbance of Tenant’s use and possession and without being liable in any manner to Tenant.
14. RULES AND REGULATIONS Tenant agrees that Landlord may establish and amend from time to time reasonable Rules and Regulations regarding the use, operation and maintenance of the various demised premises and the Common Areas, and Tenant covenants to abide by all such Rules and Regulations that shall be now or hereafter in effect from time to time. The present Rules and Regulations are attached hereto in Exhibit “B”.
15. SIGNS No signs, symbols or identifying marks shall be placed upon the Common Areas, or upon the windows or the exterior of the doors or walls of the Demised Premises, without the prior written consent of Landlord. Landlord agrees to provide and install, at Tenant’s cost, a building standard identification sign for Tenant on the exterior of the Demised Premises.
16. REPAIRS AND ALTERATIONS OF DEMISED PREMISES
     16.1. Landlord’s Obligations Subject to the provisions of those paragraphs dealing with destruction and condemnation, Landlord shall not be required to make any repairs of any kind or nature to the Demised Premises, except for necessary repairs to the slab floor (but not any floor covering) and structural roof or ceiling thereof (but not any hung or decorative ceiling or light fixtures), and structural repairs to the building of which the Demised Premises forms a part, unless the necessity for any of such repairs to the slab floor, roof or structure shall have been occasioned by any act, omission or negligence of Tenant, or any subtenant, or licensee of Tenant, or their respective employees, agents, customers, invitees or contractors, or is otherwise caused by Tenant, in which event Tenant agrees to forthwith make any such repairs, at Tenant’s cost and expense. In any event, Landlord will not be required to make any repair unless and until a reasonable time after Tenant gives Landlord written notice of the necessity for the repair.
     16.2. Tenant’s Obligations Subject to the provision of those paragraphs dealing with destruction and condemnation and the preceding subparagraph, Tenant agrees, at Tenant’s own cost and expense, to keep and maintain the Demised Premises and each and every part thereof in good order and condition and to make all repairs thereto, including but not limited to the exterior doors and door frames, windows and window frames, all of Tenant’s signs, and the lighting, electrical, plumbing, sewage, sprinkler and alarm systems, air conditioning and heating systems, equipment, fixtures and facilities exclusively serving the Demised Premises (including such as are installed or located outside of the Demised Premises and which exclusively serve the Demised Premises).
     16.3. Landlord’s Approval for Repairs Tenant agrees to make no alterations, changes, improvements, repairs, replacements or additions to the Demised Premises which would materially alter the Demised Premises, or the appearance thereof from that previously approved by Landlord, nor to install any additional equipment therein (other than trade fixtures, and equipment which does not overburden the standard electrical service for the Demised Premises, removable without material damage to the Demises Premises) without, in each instance, obtaining the Landlord’s prior written approval. As a condition to Landlord granting its approval, Landlord may require Tenant to supply Landlord with plans and specifications for such work, and in that event the work shall be made in accordance with plans and specifications approved by Landlord. All work shall be performed in a work man like manner by duly licensed contractors approved by Landlord, in compliance with all controlling laws, ordinances, orders, rules, regulations, and other requirements of all controlling government authorities and, where applicable. Tenant shall be required to obtain all necessary governmental permits and authorizations prior to commencing any work.
17. INSURANCE
     17.1. Tenant’s Insurance Tenant agrees to secure and keep in force from and after the date Landlord shall deliver possession of the Demised Premises to Tenant and throughout the Term, at Tenant’s own cost and expense, comprehensive general liability insurance with a limit of not less than $500,000.00 for injury or death to any person and $1,000,000.00 for any single occurrence, and with a limit of not less than $100,000.00 for property damage, occurring upon, in or about the Demised Premises, including water damage and sprinkler leakage legal liability if sprinklers are installed within the Demised

Premises, or such greater amounts as may be reasonably required by Landlord from time to time in accordance with industry standards. Landlord shall be named as an additional insured on the insurance policy. The original policy or a certificate thereof shall be delivered to Landlord prior to Tenant’s possession of the Demised Premises, and within 30 days prior to the expiration of such policy, and as often as any such policy shall expire or terminate, a renewal or replacement policy shall be procured and maintained by Tenant. Tenant’s insurance policy shall contain a provision that the insurer will give Landlord at least 30 days’ written notice prior to canceling, terminating, or reducing the amount of Tenant’s insurance.
     17.2. Landlord’s Insurance Landlord shall maintain comprehensive general liability insurance, casualty insurance, rent insurance, and such other insurance as landlord may deem reasonably necessary or desirable to protect it against loss with respect to the Building or to protect it against claims which may arise out of the operation of the Building. Tenant shall have no rights in any policy or policies maintained by Landlord and shall not be entitled to be a named insured thereunder.
18. DESTRUCTION
     18.1. If the Demised Premise, or any portion of the Building shall be damaged or destroyed by fire or other casualty Landlord shall, except as otherwise provided herein, repair and restore the same to substantially the same condition thereof existing immediately prior to such damage or destruction, or to the condition thereof existing as of the Commencement Date, in Landlord’s discretion. If by reason of such occurrence:
          18.1.1. The Building is damaged in whole or in part as a result of a risk which is not covered by Landlord’s insurance policies, or is damaged to such an extent that rebuilding or restoring the Building is not feasible in Landlord’s discretion: or
          18.1.2. The Demised Premises is damaged in whole or in part during the last year of the Term: or
          18.1.3. The Building containing the Demised Premises is damaged to such an extent that the Building cannot in the sole but reasonable judgment of Landlord be operated as an integral unit:
Then or in any such events, Landlord may elect either to repair the damage as aforesaid, or to terminate this Lease by written notice of termination to Tenant, within one hundred twenty (120) days after the date of such occurrence, and thereupon this Lease shall cease and terminate with the same force and effect as though the date of Landlord’s notice was the date herein fixed for the termination of this Lease and Tenant shall vacate and surrender the Demised Premises to Landlord. Upon the termination of this Lease as aforesaid. Tenant’s liability for all Tenant Payments reserved hereunder shall cease as of the effective date of the termination of this Lease, subject, however, to the provisions for the prior abatement hereinafter set forth. Unless this Lease is terminated by Landlord as aforesaid, this Lease shall remain in full force and effect.
     18.2. If by reason of fire or other casualty the Demised Premises is rendered wholly untenantable, the Tenant Payments shall be fully abated from and after such casualty, or if only partially damaged shall be abated proportionately as to that portion of the Demised Premises rendered untenantable (unless Landlord shall elect to terminate this Lease, as aforesaid), until 30 days after written notice by Landlord to Tenant that the Demised Premises have been substantially repaired and restored or until Tenant’s business operations are restored in the Demised Premises, whichever shall first occur. Except for such abatement of the Tenant Payments, as hereinabove set forth, nothing herein contained shall be construed to abate any other obligations of Tenant hereunder. If such damage or other casualty shall be caused by the negligence of Tenant or of Tenant’s subtenants, licensees, contractors or invitees or to their respective agent or employees, there shall be no abatement of Tenant Payments. Except for the abatement of the Tenant Payments hereinabove set forth. Tenant shall not be entitled to and hereby waives all claims against Landlord for any compensation or damage for loss of use of the whole or any part of the Demised Premises and/or for any inconvenience or annoyance occasioned by such damage, destruction, repair or restoration.
     18.3. Notwithstanding anything contained herein to the contrary, in the event of any damage or destruction only to the Demised Premises, or any part thereof, Tenant shall be liable for the amount of any deductible otherwise required to be paid by Landlord.
19. CONDEMNATION
     19.1. Total If the whole of the Demised Premises or such part thereof as will render the remainder untenantable shall be acquired or taken by eminent domain for any public or quasi-public use or by private purchase in lieu thereof, then this Lease and the Term hereof shall automatically cease and terminate as of the date Landlord’s title to the Demised Premises is finally divested pursuant to such proceedings.
     19.2. Partial  If any part of the Demised Premises shall be so taken and such partial taking shall render that portion not so taken unsuitable for the purposes for which the Demised Premises are leased, then Landlord and Tenant shall each have the right to terminate this Lease by written notice given to the other within sixty (60) days after the date Landlord’s title to the Demised Premises is finally divested pursuant to such proceeding. If any part of the Demised Premises shall be so taken and this Lease shall not be terminated, as aforesaid, then this Lease and all of the terms and provisions hereof shall continue in full force and effect, except that future Tenant Payments shall be reduced in the same proportion that the Gross Leasable Area of the Demised Promises taken bears to the original Gross Leasable Area demised, and Landlord shall, upon receipt of the award for such taking, make all necessary repairs or alterations (exclusive of Tenant’s improvements, fixtures, furnishings, decorations, equipment, inventory, supplies and other personal property and contents) to restore the portion of the Demised Premises remaining to as near its former condition as the circumstances will permit, and to the building of which the Demised Premises forms a part to the extent necessary to constitute the portion of the building not so taken a complete architectural unit: provided, however, that Landlord, in any event, shall not be required to spend for such repair and alteration work an amount in excess of the respective amount received by Landlord as damages for the taking of such part of the Demised Premises and of the building of which it forms a part, and within fifteen (15) days thereafter Tenant at Tenant’s expense, shall commence and thereafter diligently proceed as soon as practicable to complete all necessary repairs and alterations to Tenant’s improvements, fixtures, furnishings, decorations, equipment, inventory, supplies and other personal property and contents.
     19.3. If so much of the Building shall be taken so as to render the continued operation of the Building impossible or impractical in Landlord’s discretion, then Landlord will have the right to terminate this lease by written notice to Tenant, such termination to be effective as of the date Landlord’s title to such part of the Building is finally divested pursuant to such proceedings.
     19.4. If this Lease is terminated as provided in this paragraph, all Tenant Payments shall be paid by Tenant up to the date that possession is to be taken by public authority and Landlord shall make an equitable refund of any Tenant Payments paid by tenant in advance and not yet earned.
     19.5. Award  All damages or compensation awarded or paid for any such taking shall belong to and be the property of Landlord without any participation by Tenant, whether such damages or compensation shall be awarded or paid for diminution in value of the fee or any interest of Landlord in the Building, or in the leasehold estate created hereby, and Tenant hereby expressly waives and relinquishes all claims to such award or compensation or any part thereof and of the right to participate in any such condemnation or eminent domain proceedings against the owners of any interest in the Building, provided, however, that nothing herein contained shall be construed to preclude Tenant from prosecuting any claim directly against the condemning or taking authority, but not against Landlord, for the value of or damages to personal property which under the terms of this Lease would remain Tenant’s property upon the expiration of the Term, as may be recoverable by Tenant in Tenant’s own right, provided further, that no such claim shall diminish or otherwise adversely affect Landlord’s award. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this paragraph.
20. MECHANIC’S LIENS If any mechanic’s lien is recorded against the Demised Premises or against Tenant’s leasehold interest in the Demised Premises by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant. Tenant shall, within thirty (30) days after the recording thereof, cause such lien to be discharged of record. In any event, Landlord’s interest in the Demised Premises shall not be subject to any lien arising out of any work, labor, services or materials supplied or claimed to have been supplied to or for Tenant.
21. DEFAULT
      21.1. Events of Default  The following shall constitute a default on the part of Tenant:
          21.1.1. The failure of Tenant to pay and deliver to Landlord any Tenant Payment after same is due and within three (3) days after written demand by Landlord, or the failure to pay and deliver to Landlord any other monies within three days after written demand by Landlord, and if Landlord is required to make more than two such written demands within any consecutive twelve (12) month period, at the election of Landlord same shall also constitute a default on the part of Tenant.
          21.1.2. The failure of Tenant to comply with any other provision of this Lease as soon as is reasonably practical an din any event within seven (7) days after written demand by Landlord, except that if any non-monetary failure is not capable of being cured within such seven (7) day period. Tenant shall be given a reasonable time to cure such failure so long as Tenant has timely commenced and thereafter diligently proceeds to completely cure such failure as soon as possible. In addition, if Landlord is required to make more than two such written demands for any similar failure within any consecutive twelve (12) month period, at the election of Landlord, same shall also constitute a default on the part of Tenant.
          21.1.3. If any voluntary or involuntary petition or similar pleading under any section or sections of any bankruptcy act shall be filed by or against Tenant or any guarantor, or any voluntary or involuntary proceeding in any court shall be instituted to declare Tenant or any guarantor insolvent or unable to pay Tenant’s or any guarantor’s debts, and in the case of an involuntary petition or proceeding if same is not dismissed within thirty (30) days from the date it is filed, or if Tenant or any guarantor makes an assignment for the benefit of its creditors, or if a receiver is appointed for any property of Tenant or any guarantor, or if Tenant’s leasehold interest is levied upon under execution or is attached by process of law.
          21.1.4. If Tenant vacates or abandons the Demised Premises.
     21.2. Landlord’s Remedies Upon Default  In the event Tenant defaults under the terms and conditions of this Lease, as set forth above, Landlord, at its option, shall have the immediate right to enter and remove all persons and property from the Demised Premises and such property may be removed and stored in a warehouse or elsewhere at the cost of and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. Should Landlord elect to re-enter as herein provided, or should Landlord take possession of the Demised Premises pursuant to legal proceedings. Landlord may either terminate this Lease or may, from time to time without terminating this Lease, make such alterations, improvements and repairs to the Demised Premises as may be necessary in order to relet the Demised Premises, and may relet the Demised Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, and upon each such reletting all monies received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than Tenant Payments due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorneys fees and costs of such alterations, improvements and repairs: third, to the payment of any Tenant Payments due and unpaid hereunder and the residue, if any, shall be held by Landlord and applied towards the payment of future Tenant Payments due hereunder as the same may become due and payable hereunder. In no event shall Tenant have any right to any monies received by Landlord from any reletting other than to have such monies applied towards the indebtedness of Tenant to Landlord as aforesaid, and to the extent such monies exceed any indebtedness of Tenant, same shall be the sole property of Landlord. If such rentals and other monies received from such reletting during any month is less than the Tenant Payments to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such retry or taking of possession of the Demised Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord. Notwithstanding any such reletting without termination. Landlord may at any time thereafter elect to terminate this Lease for such previous default by written notice to Tenant. Should Landlord at any time terminate this Lease for any default, in addition to any other remedies it may have, it may recover from tenant all damages incurred by reason of such breach, including the cost of recovering and reletting the Demised Premises as referred to above, reasonable attorneys fees and including the worth at the time of such termination of the excess, if any of the amount of all Tenant Payments reserved in this Lease for the remainder of the Term, over the then reasonable rental value of the Demised Premises for the remainder of the Term, all of which amount shall be immediately due and payable from Tenant to Landlord, or Landlord may retain Tenant’s Security Deposit as liquidated damages. In any event, this paragraph shall not be deemed to require Landlord to re-enter the Demised Premises upon default by Tenant, but Landlord may, at its option, do nothing with respect to the Demised Premises and hold Tenant responsible for all Tenant Payments due Landlord as and when same accrue, from time to time thereafter. In addition to the foregoing, if Tenant’s possession of the Demised Premises is terminated due to a monetary default of Tenant, then Landlord will have the right to accelerate all of the Tenant Payment installments remaining due throughout the Term upon written notice to Tenant, whereupon same shall become due and payable immediately. However, Landlord may, at its option, not pursue any of the remedies aforementioned and may avail itself of any other remedies available to Landlord as provided by law.

     21.3. Landlord’s Self Help In the event Tenant fails to perform any of its obligations under this Lease in a manner reasonably satisfactory to Landlord, or in the event Tenant fails to pay for anything which, under the terms of this Lease Tenant is required to pay for. Landlord shall have the right, but not the obligation, upon giving Tenant at least three (3) days prior written notice of its election to do so (in the event of any emergency no prior notice shall be required) to perform such obligations on behalf of and for the account of Tenant and to take all such action to perform such obligations, or to pay for Tenant’s obligations. In such event, Landlord’s costs and expenses incurred in connection with performing or paying for any obligation of Tenant shall be paid by Tenant as an additional Tenant Payment forthwith upon written demand by Landlord, with interest from the date Landlord incurs such expense at the highest lawful rate. The payment by Landlord of any obligation of Tenant shall not constitute a release or waiver of Tenant therefrom.
     21.4. Landlord’s Default  Except as otherwise provided in this Lease, Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and said failure continues for a period thirty (30) days after written notice from Tenant to Landlord (unless such failure cannot reasonably be cured within thirty (30) days and in that event Landlord shall commence to cure said failure within the thirty (30) day period and thereafter diligently continue to cure the failure). Tenant shall not have the right to set-off against any Tenant Payment any damages which Tenant may have sustained by reason of Landlord’s failure to perform any of the terms, covenants or conditions contained in this Lease on its part to be performed, unless and until Tenant obtains a judgment against Landlord. If Landlord is in default under this Lease, Tenant’s sole right will be to recover a money judgment against Landlord, and Tenant shall not have the right to terminate this Lease or to vacate the Demised Premises unless as a result of Landlord’s default Tenant’s business in the Demised Premises unless as a result of Landlord’s default Tenant’s business in the Demised Premises is substantially and adversely affected.
22. LANDLORD’S LIEN FOR RENT  Tenant pledges and assigns unto Landlord all the improvements, furnishings, fixtures, equipment, and other personal property of Tenant, which may be brought or put on the Demised Premises, as security for the payment of all Tenant Payments due Landlord herein, and agrees that Landlord’s lien for such payment, may be enforced by distress, foreclosure or otherwise, at the option of Landlord, and the Tenant agrees that such lien is granted to and vested in said Landlord.
23. NO WAIVER  The failure of Landlord to insist upon the strict performance of any provisions of this Lease, or the failure of Landlord to exercise any right, option or remedy hereby reserved shall not be construed as a waiver for the future of any such provision, right, option or remedy or as a waiver of a subsequent breach thereof. The consent or approval shall not be construed to waive or render unnecessary the requirement for Landlord’s consent or approval of any subsequent similar act by Tenant. The receipt by Landlord of any Tenant Payment with knowledge of a breach of any provision of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived unless such waiver shall be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the Tenant Payments hereby reserved shall be deemed to be other than on account of the earliest Tenant Payment then unpaid, nor shall any endorsement or statement on any check or any letter accompanying any check or payment by Tenant be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance of such Tenant Payments due or Landlord may pursue any other remedy in this Lease provided, and no waiver by Landlord in favor of any other Tenant or occupant of the Building shall constitute a waiver in favor of the Tenant herein.
24. SURRENDER OF PREMISES  Upon the expiration of the Term or sooner termination of this Lease, Tenant agrees to quit and surrender the Demised Premises, broom clean, in good condition and repair, reasonable wear and tear and casualty excepted, together with all keys and combinations to locks, safes and vaults and all improvements, alteration, additions, fixtures and equipment at any time made or installed in, upon or to the interior or exterior of the Demised Premises, all of which shall thereupon become the property of Landlord without any claim by Tenant therefor. Before surrendering the Demised Premises, Tenant (if not in default) shall remove all of Tenant’s personal property and unattached movable trade fixtures, and Tenant shall repair any damage caused thereby. If Tenant fails to remove any of Tenant’s property and trade fixtures, said property shall, at the option of Landlord, either be deemed abandoned and become the exclusive property of Landlord, or Landlord shall have the right to remove said property, at the expense of Tenant, without further notice to or demand upon Tenant, and hold Tenant responsible for any and all charges and expenses incurred by Landlord. If the Demised Premises is not so surrendered, Tenant shall indemnify landlord against all loss or liability resulting from the delay by Tenant in so surrendering the same, including, without limitation, any claims made by any succeeding occupant founded on such delay. Tenant’s obligations under this paragraph shall survive the expiration or sooner termination of the Term.
25. HOLDING OVER  Should Tenant remain in possession of the Demised Premises after the expiration of the Term or earlier termination of this Lease, with or without the consent of Landlord, express or implied, such holding over shall, in the absence of a written agreement to the contrary, be deemed to have created and be construed to be a tenancy from month-month terminable on fifteen (15) days written notice by either party to the other, at double the Rent installments (prorated on a monthly basis) in effect during the Lease Year immediately preceding the expiration of the Term, and otherwise subject to all of the other terms, covenants and conditions of this Lease insofar as the same may be applicable to a month-month tenancy, without prejudice to any remedy which Landlord may have against Tenant for holding over unlawfully, provided, however, that if Tenant holds over with the prior written consent of Landlord, the Rent installment will not be doubled as hereinabove provided.
26. ASSIGNMENT AND SUBLETTING  Tenant shall not voluntarily, involuntarily or by operation of law assign, transfer, mortgage or otherwise encumber this Lease or any interest of Tenant herein, in whole or in part, nor sublet, the whole or any part of the Demised Premises or permit the Demised Premises or any part thereof to be used or occupied by others, without first obtaining in each and every instance the prior written consent, of Landlord, which consent shall not be unreasonably withheld, provided, however, that if it would be unreasonable for Landlord to withhold any such consent, then in lieu of granting such consent. Landlord shall have the right to terminate this Lease after Tenant requests consent upon fifteen 15 days written notice to Tenant. Any consent by Landlord shall be held to apply only to the specific transaction thereby authorized and shall not constitute a waiver of the necessity for such consent to any subsequent assignment, subletting, or other transaction. For purposes of this paragraph, if Tenant or any guarantor is a corporation, unincorporated association or partnership, any transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership so as to result in a change in the control thereof by the person, persons or entities owning a majority interest therein as of the date of this Lease shall be deemed as assignment, provided, however, that this sentence shall not apply to Tenant or any guarantor the outstanding voting stock of which is held by more than one hundred (100) persons.
27. SUBORDINATION AND ATTORNMENT
     27.1. This Lease is subject and subordinate to any and all mortgages which may now or hereafter encumber the real property of which the Demised Premises is a part thereof, and to all renewals, modifications and extensions thereof. Tenant shall, upon request of Landlord, execute any subordination documents which Landlord or any mortgagee of the Demised Premises may reasonably request, but no such document shall be required to effectuate said subordination. Notwithstanding the foregoing, it shall be a condition to Tenant’s subordination of this Lease to any future mortgage that the mortgagee agree to recognize this Lease in the event the mortgage is foreclosed or the mortgagee obtains title to the Building by deed in lieu of foreclosure, so long as Tenant is not in default under this Lease.
     27.2. Attornment  Notwithstanding any other provision of this Lease, all rights of Landlord, including property rights and the rights in this Lease, are freely saleable, transferable and conveyable. Tenant agrees that in the event of a sa e, transfer or assignment of Landlord’s interest in the Building, or in the event any proceedings are brought for the foreclosure of or for the exercise of any power of sale under any mortgage made by Landlord encumbering the Building, to attorn to and to recognize such transferee, purchaser or mortgagee as landlord under this Lease.
28. QUIET ENJOYMENT  Tenant, upon paying the rents herein reserved and performing and observing all of the other terms, covenants and conditions of this Lease on Tenant’s part to be performed and observed, shall peaceably and quietly have, hold and enjoy the Demised Premises during the Term, subject, nevertheless, to the terms of this Lease and to any mortgages, agreements and encumbrances to which this Lease is or may be subordinated.
29. INDEMNITY AND WAIVER
     29.1. Indemnity  Tenant agrees to indemnify and hold Landlord harmless from and against any and all liabilities, expenses, damages, claims and losses incurred by Landlord as a result of: the failure by Tenant to perform any covenant required to be performed hereunder: any accident, injury or damage that shall happen in or about the Demised Premises or the Building resulting from any act or omission of Tenant or Tenant’s agents, employees or invitees, or resulting from the condition, maintenance or operation of the Demised Premises by Tenant: the failure of Tenant to comply with any statute, law, ordinance, rule or regulation or any other requirement of any controlling governmental authorities: any mechanic’s lien or security agreement filed against the Demised Premises on account of labor and/or materials supplied to or for Tenant: and any attorney’s fees incurred by Landlord in connection with any of the foregoing regardless of whether such attorney’s fees are incurred in legal proceedings or otherwise. If any legal proceedings are brought against Landlord by reason of any of the foregoing, Tenant will, at its expense and upon written demand by Landlord, defend such proceedings by counsel approved by Landlord, except that if such proceedings are commenced by Tenant. Tenant shall pay Landlord’s attorney’s fees if Landlord is the prevailing party in such proceedings.
     29.2. Waiver of Certain Claims  Tenant waives all claims it may have against Landlord for damage or injury to person or properly sustained by Tenant or any persons claiming through Tenant or by any occupant of the Demised Premises, or by any other person, resulting from any part of the Building for any of its improvements, equipment or appurtenances coming out of repair, or resulting from any accident on or about the Building or resulting directly or indirectly from any act or neglect of any tenant or occupant of any part of the Building or of any other person, including Landlord, to the extent permitted by law. This waiver shall include, but not be limited to damage caused by electricity, water, steam, excessive heat or cold, sewage, gas, odors or noise, or caused by bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether such damage results from the act or neglect of Tenant or other tenants, or occupants of any part of the Building whether such damage be caused by or result from any thing or circumstances above mentioned or referred to or due to any other thing or circumstance whether of a like nature or of a wholly different nature. All personal property belonging to Tenant or any occupant of the Demised Premises that is in or on any part of the Building shall be there at the risk of Tenant or of such other person only, and Landlord shall not be liable for any damage thereto or for the fact or misappropriation thereof. The foregoing waiver shall not apply to claims arising out of Landlord’s negligence or willful acts.
30. MISCELLANEOUS
     30.1. Notices  Every notice, demand, request or other communication which may be or is required to be given under this Lease or by law shall be either hand delivered or sent to the parties at the addresses set forth above. Any party may designate, by similar written notice to the other party, any other address for such purposes. In addition to the foregoing, upon written notice by Landlord, Tenant shall send all notices sent to Landlord to the holder of any mortgage encumbering the Building or to any other person having an interest in the Building.
     30.2. Recording  Tenant shall not record this Tease or any memorandum thereof without the written consent of Landlord.
     30.3. Entire Agreement. Etc.  This Lease, including the exhibits, riders and/or addenda, if any, attached hereto, set forth the entire agreement between the parties. All prior and contemporaneous conversations and all prior writings between the parties hereto or their representatives are merged herein and extinguished. This Lease shall not be modified except in writing subscribed to by all parties.
     30.4. Estoppel Certificate  Tenant shall at any time and from time to time within five (5) days after written request from Landlord execute, acknowledge and deliver to Landlord, in a form reasonably satisfactory to Landlord and/or Landlord’s mortgagee, a written statement certifying, as to the truth of various facts concerning the Lease which may include, but not be limited to the following: (i) that the Lease is in full force and effect and has not been modified, altered or amended except as is expressly set forth in the written statement, (ii) that Tenant has no charge or offset under the Lease or otherwise, against any Tenant Payment due or to become due hereunder and that Tenant has no claims or defenses to enforcement of the Lease; (iii) that Tenant has no notice of a prior assignment, hypothecation or pledge of any Tenant Payment due Landlord, or the Lease by Landlord; (iv) confirmation as to the Term; (v) confirmation as the Rent, and if rent has not yet commenced, confirmation as to the date installments of Rent are to commence, and confirmation that no Rent installment has been paid more than thirty (3) days in advance of its due date except as required by the terms of the Lease; (vi) that Landlord is not in default under the terms of the Lease: (vii) and any other certification as may reasonably be required by Landlord or Landlord’s mortgagee.
     30.5. Attorneys’ Fees  In the event either party is required to commence legal proceedings in order to enforce its rights or protect its interests hereunder, the prevailing party in such legal proceedings shall be paid its reasonable attorneys’ fees from the other party.
31. PREPARATION OF PREMISES
     31.1. Landlord agrees to construct the Demised Premises pursuant to the floor plan heretofore approved by Tenant, incorporating in the construction Landlord’s Work as set forth on Exhibit “A” attached hereto.
     31.2. While Landlord contemplates that Landlord’s Work will be completed by the date set forth in Paragraph 1.6.1. Landlord cannot and does not guarantee its work will be so completed, and Landlord shall not be liable for any delays in completing Landlord’s Work for any reason. The Demised Premises shall be deemed ready for occupancy on the date on which Landlord’s work shall have been substantially completed notwithstanding the fact that minor work or corrections remain to be performed, the non-completion of which does not materially interfere with Tenant’s use of the Demised Premises. Any such minor items will be noted on a punch list to be agreed upon between Tenant and Landlord prior to the date when possession of the Demised Premises is turned over to Tenant, and Landlord will complete such work as soon as is reasonably possible thereafter. Tenant agrees that the correction, completion or adjustment of punch list items or corrections, or any work required by Landlord under any warranties, do not constitute a valid reason for withholding of rental or any other payments due hereunder.
     31.3. In constructing the improvements within the Demised Premises shown on Exhibit “A”, the parties agree Tenant will have an allowance equal to the amount set forth in Paragraph 1.5. If the cost of performing Landlord’s Work will exceed the allowance. Landlord shall so notify Tenant prior to the commencement of construction and in that event Tenant shall be given the opportunity to change the plans so as to reduce the cost of constructing the improvements within the Demised Premises, or of paying the excess costs, or of having another contractor approved by Landlord perform the improvements in which event Landlord will pay Tenant, the amount of the construction costs for the improvements when same are completed up to the amount of the allowance upon receipt of paid invoices and executed lien waivers. If Tenant is to pay any construction costs in excess of the allowance set forth in Paragraph l.5., such excess shall be paid in full by Tenant prior to the commencement of construction of the improvements within the Demised Premises by Landlord unless the parties agree to the contrary in writing.
     32. In accordance with the provisions of Florida Statutes Chapter 404,29(8) notification is hereby tendered concerning the possible existence of Radon Gas in or about the property. Please be advised that. “RADON GAS: Radon is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”
IN WITNESS WHEREOF. Landlord has executed this Lease this 6th day of May, 1997

WITNESSES:	CORPORATE CENTER DEVELOPERS, a Florida
general partnership

	By:	HOLLAND BUILDERS, INC., a Florida
corporation, General Partner

/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]	By	/s/ Gerald M. Holland
(As to Landlord)		Gerald H. Holland. President
IN WITNESS WHEREOF, Tenant has executed this Lease this 2 day of May, 1997.

WITNESSES:	HOME DIAGNOSTICS, INC.
a Delaware Corporation

/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE] (As to Tenant)	By:	/s/ George Holley George Holley, President

ADDENDUM
ATTACHED HERETO and made a part of this Lease dated May 2 1997 between CORPORATE CENTER DEVELOPERS, a Florida General Partnership as Landlord and HOME DIAGNOSTICS. INC., a Delaware Corporation as Tenant covering approximately 72.22 square feet of leasable area located at the Executive Airport Corporate Center. 2400 NW 55th Court. Fort Landerdate. FL.33309.
1) IMPROVEMENT COSTS: Landlord , grees to construct a Building for Tenant of approximately 72.522 square feet of leasable space to be located at the Executive Airport Corporate Center as per the floor plan attached hereto and made and part of this Lease. It is understood and agreed to by Landlord and Tenant that the final plans and cost estimates shall be approved by landlord and tenant. The preliminary improvement cost for the interior build out is $936.615. Landlord and Tenant agrees that in the event the interior improvements exceed $936.615 Tenant shall pay to Landlord, prior to construction, any and all costs in excess of said amount, or the rental rate shall be adjusted amortizing the additional costs over ten years with a ten and one half percent (10.5%) annual interest rate computed. In the event build out costs are less than $936.615 Landlord shall adjust the rental rate accordingly.
2) BUILDING DESCRIPTION: Landlord shall construct a free standing Building in accordance with the floor plan attached hereto consisting of approximately 72.522 square feet of space to be built on the vacant lot located at the Executive Airport Corporate Center, Fort Landerdate. Florida. The Building shall be built with approximately 13,426 square feet of office space, 43.058 square feet of warehouse & packaging area. 11.880 square feet of high density storage, and 4.158 square feet of mezzanine storage. The front eleva ion of the Building shall conform to the existing buildings at the Executive Airport Corporate Center. The Building shall be 100% sprinklered and air conditioned. Final specifications shall be agreed to by tenant and Landlord.
3) BUILDING PERMIT AND SITE PLAN APPROVALS: Landlord shall use diligent effort to obtain site plan approval and approval of plans from the City of Fort Lauderdale Building Department and any related governmental agencies. Should the necessary approvals from the Building Department and/or regulatory agencies be withheld. Landlord shall notify Tenant within ten (10) days to make any necessary changes to proceed with obtaining the approvals. Should the Building Department and/or other regulatory agencies, fail to approve site plans and building plans approved by landlord and Tenant after diligent effort by Landlord. Landlord shall have the right to cancel this Lease and return all deposits to Tenant and this Lease shall became null and void without any further liability to Tenant or Landlord.
4) OCCUPANCY: Tenant shall occupy the space upon issuance of a Certificate of Occupancy which is estimated to be approximately February, 1998.
5) PARKING: During the term of the lease Landlord shall provide Tenant with 185 parking spaces.
6) OPTION AND RIGHT OF FIRST REFUSAL: Landlord shall grant Tenant the Option to Purchase the Building at the estimated sales price of $4,300,000 during the first twelve months of the lease term. The final sales price shall be established after Tenant has approved the final working drawings. When final working drawings have been approved by Tenant. Landlord shall provide tenant with a cost breakdown of improvement costs and a final sales price for the Option to Purchase. Landlord and Tenant shall approve all costs prior to construction, Further Landlord shall grant Tenant the Right of First Refusal to purchase the building during the second twelve (12) months of the lease term. If during the second twelve (12) months of the lease term another Buyer agrees to buy the property and Landlord agrees to sell the property under agreed upon terms and conditions. Landlord shall notify Tenant, in writing, and Tenant shall have five (5) days to accept the terms and conditions acceptable to the Landlord.
7) RIGHT OF FIRST REFUSAL FOR EXPANSION: In the event Deer Park Water Company (a tenant of Landlord) vacales the space located at 2500 NW 55th Court. Fort Lauderdale. FL. Landlord shall grant Home Diagnostics. Inc. the Right of First Refusal to lease the said space under the following conditions: In the event another Tenant is interested in leasing the Deer Park space located at 2500 NW 55th Court, Fort Lauderdale. FL and Landlord agrees to the Lease and terms and conditions. Landlord shall notify Home Diagnostics, Inc. and Home Diagnostics, Inc. Shall have five (5) days to respond in writing of the intent to lease the space under the same terms and conditions. A formal lease shall then be executed by Landlord and Tenant within ten (10) days after Home Diagnostics, Inc. responds in writing.
8) PAY DOWN OF IMPROVEMENT COSTS: Tenant shall have the right, without penalty, to prepay improvement costs and the base rent shall be adjusted accordingly with the following conditions:
a)	Any prepayment and adjustment shall be a minimum increments of twenty thousand dollars ($20,000)
b)	Any prepayment shall be made during the first twenty four (24) months of the lease term and shall be made in the months of January or June.
9) CONSTRUCTION FINANCING: Landlord shall use diligent effort to obtain construction financing for

ADDENDUM (Page 2)
the build to suit. In the event Landlord is unable to obtain construction financing under reasonable terms and conditions on or before June 15, 1997. Landlord shall have the right to cancel this Lease and return all deposits to Tenant and this Lease shall become null and void without any further liability to Tenant or Landlord.

“EXHIBIT A”

OFFICE	13,426 S.F
F2 WAREHOUSE & PACKAGING ETC	43058 S.F.
F1 HIGH DENSIM STORAGE	11,880 S.F.
F2 WAREHOUSE MEZZ STOR.	4158 S.F.

TOTAL	72,522 S.F

EXHIBIT “B”
RULES AND REGULATIONS
1. The sidewalks, walkways and roads shall not be obstructed by any of the tenants or used by them for any purpose other than for ingress and egress from their respective premises.
2. No tenant shall alter any lock install any new or additional locks without the prior written consent of Landlord, and without giving Landlord keys therefor, and no Tenant shall install any bolt on any door or window of the Demised Premises which would deny access to fire fighters.
3. The bathrooms toilets, washbowls and other fixtures shall not be used for any purpose other than for which they were constructed and no Foreign substances of any kind whatsoever shall be thrown therein.
4. No cutting through demising walls for telephone, telegraph or computer terminals will be permitted without the prior consent of Landlord.
5. Tenant shall comply with reasonable requests of Landlord as regards to trash removal and disposal, and shall comply with all controlling governmental requirements as regards “red bags.”
6. No radio, television, phonograph or other electrical or other equipment shall be used in a manner so as to be heard or seen outside the Demised Premises.
7. No load will be placed on any floor of the Demised Premises which exceeds the load which the floor area was designed to carry.
8. All mechanical equipment and machinery will be kept free of noise and vibrations which may be transmitted to any part of the walls or buildings outside of the Demised Premises.
9. Tenant shall not lay [ILLEGIBLE] or [ILLEGIBLE] floor covering so that such floor covering shall come in direct contact with the floor of the Demised Premises, and an interliner of builder’s deadening felt shall first be affixed to the floor by paste or other material soluble in water, so that ,such floor covering may be easily removed. The use of cement or other similar material is prohibited.
10. Tenant shall not install any window covering other than blinds, draperies, shades or other tasteful window treatment on the windows of the Demised Premises.
11. All deliveries to and from the Demised Premises, including loading and unloading, shall be made only at the rear of the Demised Premises (unless the Demised Premises do not have a rear entrance).
12. Tenant shall keep the area, immediately adjoining the Demised Premises clean and free from dirt and rubbish, and Tenant shall not place, suffer or permit any obstructions or property in such areas or in any area outside of the Demised Premises.
13. Tenant shall not use the Common Areas of the Building, or any portion of the Building outside of the Demised Premises, for business or promotional purposes.
14. The Common Areas shall not be used for the storage of cars, trucks or any other property of Tenant. All cars, trucks or other vehicles packed upon the Common Areas must be in good operating condition.
15. Tenant shall not use, permit or suffer the use of any portion of the Demised Premises for residential purposes.
16. No live animals shall be kept on or within the Demised Premises.
17. Tenant shall not display, paint or place any handbills, bumper stickers or other advertising or promotional materials or devices on any vehicles parked in the parking areas.
18. Tenant shall not place any signs, notices, advertisements or materials of any kind in its windows or on the exterior of the Demised Premises without the prior written consent of Landlord.

FIRST AMENDMENT TO LEASE AGREEMENT
          THIS AMENDMENT TO LEASE AGREEMENT, made and entered into this 1st day of December, 2000, by and between:
CORPORATE CENTER DEVELOPERS, a
Florida General Partnership, hereinafter
referred to as “Lessor”;
and
HOME DIAGNOSTICS, INC., a Florida corporation,
hereinafter referred to as “Lessee”;
          WITNESSETH:
          WHEREAS, Lessor and Lessee did enter into a certain lease agreement on the 2nd day of May, 1997; and
          WHEREAS, Lessee desires to add additional GROSS LEASABLE AREA to the Lease as indicated below;
          NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and other good and valuable considerations, the receipt whereof is hereby acknowledged, it is agreed by and between Lessor and Lessee as follows:
1.	That certain May 2, 1997 Lease Agreement by and between Lessor and Lessee shall be and the same is hereby amended, to read as follows:
A.	ADDITIONAL DEMISED PREMISES: Lessor and Lessee agree to add Units 214, 215, 216, 217, 218, 219 and 220 of Building #3 to the Demised Premises as indicated on Exhibit “A-1”. (30,346 S.F.)

B.	COMMENCEMENT DATE FOR ADDITIONAL DEMISED PREMISES: 1st day of November, 2000.

C.	TENANT PAYMENT FOR ADDITIONAL DEMISED PREMISES: $19,117.98 monthly plus Common Area Maintenance (CAM) expenses. This amount will be adjusted annually based on CPl increases at same time as DEMISED PREMISES.

2.	That in all other respects, the May 2, 1997 Lease Agreement is hereby ratified and reaffirmed.
       IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the day and year first above written.

WITNESSES	CORPORATE CENTER DEVELOPERS

/s/ [ILLEGIBLE]	By:	Holland Builders, Inc.
its general partner

/s/ [ILLEGIBLE]	By	/s/ Gerald Holland Title: President

WITNESSES	HOME DIAGNOSTICS, INC.

/s/ [ILLEGIBLE]	By:	/s/ Beth K. Schwartz, as CFO
Title: Chief Financial Officer
/s/ [ILLEGIBLE]

EXHIBIT A-1

Amendment to Lease
This Amendment to that Office/Distribution Building Lease between Boywic Farms, Ltd., a Florida limited partnership, as successor-in-interest to Corporate Center Developers, a Florida general partnership (“Landlord”) and Home Diagnostics, Inc., a Florida corporation (“Tenant”) with an effective date of May 2, 1997, as amended December 1, 2000 (collectively “Lease”) for the premises located at 2500 N.W. 55th Court, Fort Lauderdale, Florida, is further amended as follows on this 3rd day of May, 2005:
1.	Tenant shall occupy Suites 210 and 211, which total 7,451 square feet (Additional Demised Premises), at a current rent of $8.27 per square foot N/N/N plus the applicable sales tax and the applicable Common Area Maintenance (CAM) payments (estimated at $3.44 per square foot for the year 2005) plus sales tax on the CAM payments. Suite 210 and 211 shall therefore be added to the Demised Premises referenced as indicated on Exhibit “A-l” (7,451 square feet).

2.	The Commencement Date for the Additional Demised Premises shall be May 3, 2005. The Tenant shall occupy Suites 210 and 211 “AS IS” and Landlord shall not be required to pay for any additional tenant improvements on the Additional Demises Premises.

3.	The Tenant rental payment for the Additional Demised Premises shall be $5,134.98 each month plus sales tax plus CAM expenses plus sales tax on the CAM. This amount will be adjusted annually based on CPI increases at the same time as the Demised Premises. The total monthly rental payments for the Additional Demised Premises including the rental payment plus sales tax and the CAM payment plus sales tax shall be equal to $7,707.19. The first monthly payment, May 3, 2005 to May 31, 2005, will be pro-rated accordingly.
The parties agree that they will otherwise be subject to the terms and conditions of the Lease pursuant to this Agreement. In all other respects, the Lease shall remain unchanged.
IN WITNESS WHEREOF, the parties have executed this Amendment to Lease as of the day and year first above written.

Tenant:		Landlord:

HOME DIAGNOSTICS, INC,		BOYWIC FARMS, LTD.
A Florida corporation		Florida limited partnership

BY:	/s/ Beth K. Schwartz, CFO	BY:	/s/ George W. Weaver

BETH K. SCHWARTZ, CFO		GEORGE W. WEAVER, General Partner